Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

Forge Global Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$658,162,416.14(1)(2)	0.00013810	$90,892.23(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$658,162,416.14
Total Fees Due for Filing			$90,892.23
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$90,892.23

(1)	Aggregate number of securities to which transaction applies:
As of November 28, 2025, the maximum number of shares of our common stock to which this transaction applies is estimated to be 14,920,650, which consists of:
	(a)	13,340,593 shares of our common stock (excluding restricted shares of our common stock (the “Company RSAs”) entitled to receive the merger consideration of $45.00;
	(b)	358,757 shares of our common stock underlying stock options entitled to receive the excess, if any, of the merger consideration of $45.00 over the applicable exercise price per share;
	(c)	506,835 shares of our common stock underlying restricted stock units (“RSUs”) convertible into RSU awards in respect of shares of common stock of The Charles Schwab Corporation (“Parent Common Stock”);
	(d)	212,269 shares of our common stock underlying performance-based share units (“PSUs”), convertible into RSU awards in respect of shares of Parent Common Stock;
	(e)	483,333 shares of Company RSAs, convertible into restricted stock awards in respect of shares of Parent Common Stock; and
	(f)	18,863 shares of our common stock underlying outstanding warrants (the “Company Warrants”) entitled to receive the merger consideration of $45.00.

(2)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):
Estimated solely for the purposes of calculating the filing fee, as of November 28, 2025, the underlying value of the transaction was calculated as the sum of:
	(a)	the product of 13,340,593 shares of our common stock and the merger consideration of $45.00;
	(b)	the product of 358,757 shares of our common shares underlying stock options and $8.02, which is the difference between the merger consideration of $45.00 and the stock options’ weighted-average exercise price of $36.98;
	(c)	the product of $92.41, being the average of the high and low prices reported on the New York Stock Exchange (“NYSE”) as reported by The Wall Street Journal for the Parent Common Stock on November 28, 2025 (the “Parent Trading Price”), multiplied by 506,835 shares of our common stock underlying RSUs, and further multiplied by 0.487 (which is the quotient obtained by dividing (x) $45.00, the merger consideration, by (y) the Equity Award Exchange Ratio (as defined below)) and rounded to the nearest whole number of shares;
	(d)	the product of the Parent Trading Price multiplied by 212,269 shares of our common stock underlying PSUs, and further multiplied by 0.487 (which is the quotient obtained by dividing (x) $45.00, the merger consideration, by (y) the Equity Award Exchange) and rounded to the nearest whole number of shares;
	(e)	the product of the Parent Trading Price multiplied by 483,333 shares of our common stock underlying the Company RSAs, and further multiplied by 0.487 (which is the quotient obtained by dividing (x) $45.00, the merger consideration, by (y) the Equity Award Exchange) and rounded to the nearest whole number of shares; and
	(f)	the product of 18,863 shares of our common stock underlying the Company Warrants and the merger consideration of $45.00.
Under the merger agreement, the “Equity Award Exchange Ratio” means the quotient of the merger consideration, divided by the average, rounded to the nearest one ten thousandth, of the closing-sale prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five full trading days ending on (and including) the trading day preceding the closing date of the transaction. For the purposes of this Fee Table, the Registrant has, in accordance with Exchange Act Rule 0-11(a)(4), calculated the Equity Award Exchange Ratio using a figure representing the average of the high and low prices reported for the Parent Common Stock on November 28, 2025.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.